Filed Pursuant to Rule 424(b)(4)

Registration No. 333-261446

PROSPECTUS

18,923,334 Shares of

Common Stock and

31,076,666 Pre-funded Warrants

We are offering 18,923,334 shares of our common stock in a firm commitment underwritten public offering.

We are also offering 31,076,666 pre-funded warrants (each a “Pre-funded Warrant) to purchase 31,076,666 shares of common stock, exercisable at an exercise price of $0.001 per share, to those purchasers whose purchase of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering . The purchase price of each Pre-funded Warrant is equal to the price per share of common stock being sold to the public in this offering, minus $0.001. The Pre-funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-funded Warrants are exercised in full.

Our common stock is listed on the Nasdaq Capital Market under the symbol “AEI.” The last reported sale price of our common stock on December 3, 2021 was $1.08 per share. There is no established trading market for the Pre-funded Warrants and we do not intend to list the Pre-funded Warrants on any securities exchange or nationally recognized trading system.

This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find More Information.”

Mr. Chan Heng Fai, our Chairman and Chief Executive Officer, has agreed to purchase approximately $4.4 million of shares of our common stock to be sold in this offering at the public offering price and on the same terms as the shares being offered.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8.

	Per Share	Per Pre-funded Warrant	Total
Public offering price	$0.60	$0.599	$29,968,923
Underwriting discount (1)	$0.042	$0.042	$2,100,000
Proceeds to us, before expenses (1)	$0.558	$0.557	$27,868,923

(1)	The underwriters will receive compensation in addition to the underwriting discount, including a 1% non-accountable expense allowance. See the “Underwriting” section of this prospectus for additional information regarding total underwriter compensation.

We have granted a 45-day option to the underwriters to purchase additional shares of common stock representing up to 15% of the shares of common stock and the shares underlying the Pre-funded Warrants sold in the offering, solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on December 8, 2021.

Aegis Capital Corp.

The date of this prospectus is December 5, 2021

I

You should rely only on the information contained in this prospectus or contained in any free writing prospectus prepared by or on behalf of us. We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of securities.

You should also read and consider the information in the documents to which we have referred you under the captions “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” in this prospectus.

For investors outside the United States, we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the U.S. Persons who come into possession of this prospectus and any free writing prospectus related to this offering in jurisdictions outside the U.S. are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

II

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus, or incorporated in this prospectus by reference. This summary does not contain all of the information you should consider before buying securities in this offering. You should carefully read this entire prospectus, including each of the documents incorporated herein or therein by reference, before making an investment decision.

Unless the context requires otherwise, the words “we,” “us,” “our,” “our company,” “Alset”, “the Company” and “our business” refer to Alset EHome International Inc., a Delaware corporation, and its consolidated subsidiaries.

Our Company

We are a diversified holding company principally engaged through our subsidiaries in the development of EHome communities and other real estate, financial services, digital transformation technology and biohealth activities and consumer products with operations in the United States, Singapore, Hong Kong, Australia and South Korea. Our growth strategy is to pursue opportunities that we can leverage on our global network using our capital resources and to accelerate the expansion of our organic businesses. We manage our principal businesses primarily through our 75.1% owned subsidiary, Alset International Limited, a public company traded on the Singapore Stock Exchange. Through this subsidiary (and indirectly, through other public and private U.S. and Asian subsidiaries), we are actively developing two significant real estate projects near Houston, Texas and in Frederick, Maryland in our real estate segment. We have designed applications for enterprise messaging and e-commerce software platforms in the United States and Asia in our digital transformation technology business unit. Our biohealth segment includes investments in companies engaged in research to treat neurological and immune-related diseases, nutritional chemistry to create a natural sugar alternative, research regarding innovative products to slow the spread of disease, and natural foods and supplements. We identify strategic global businesses for acquisition, incubation and corporate advisory services, primarily related to our operating business segments. We also have ownership interests outside of Alset International, including 41.3% equity interest in American Pacific Bancorp Inc., an indirect 15.8% equity interest in Holista CollTech Limited, a direct 15.5% equity interest in True Partner Capital Holding Limited, and a 24.9% equity interest in DSS Inc. American Pacific Bancorp Inc. invests in commercial banks and financial instruments. Holista CollTech Limited is a public Australian company that produces natural food ingredients. True Partner Capital Holding Limited is a public Hong Kong company which operates as a fund management company in the U.S. and Hong Kong. DSS Inc. is a diversified company which focuses on operating business segments in blockchain security, direct marketing, healthcare, customer packaging, real estate, renewable energy and securitized digital assets. Currently, our ownership interests in Holista CollTech Limited and True Partner Capital Holding Limited do not have a material asset value relative to our principal businesses. Under the guidance of Chan Heng Fai, our founder, Chairman and Chief Executive Officer, who is also our largest stockholder, we have positioned ourselves as a participant in these key markets through a series of strategic transactions. Our growth strategy is both to pursue acquisition opportunities that we can leverage on our global network using our capital and management resources and to accelerate the expansion of our organic businesses.

We generally acquire majority and/or control stakes in innovative and promising businesses that are expected to appreciate in value over time. Our emphasis is on building businesses in industries where our management team has in-depth knowledge and experience, or where our management can provide value by advising on new markets and expansion. We have at times provided a range of global capital and management services to these companies in order to gain access to Asian markets. We have historically favored businesses that improve an individual’s quality of life or that improve the efficiency of businesses through technology in various industries. We believe our capital and management services provide us with a competitive advantage in the selection of strategic acquisitions, which creates and adds value for our company and our stockholders.

We intend at all times to operate our business in a manner as to not become inadvertently subject to the regulatory requirements under the Investment Company Act by, among other things, (i) in the event of acquisitions, purchasing all or substantially all of an acquisition target’s voting stock, and only in limited cases purchase less than 51% of the voting stock; (ii) monitoring our operations and our assets on an ongoing basis in order to ensure that we own no less than a majority, or other control, of Alset International and that Alset International, in turn, owns no less than a majority, or other control, of LiquidValue Development Inc. (“LVD”) and other such subsidiaries with significant assets and operations; and (iii) limiting additional equity investments into affiliated companies including our majority-owned and/or controlled operating subsidiaries, except in special limited circumstances. Additionally, we will continue to hire in-house management personnel and employees with industry background and experience, rather than retaining traditional investment portfolio managers to oversee our group of companies.

1

The following chart illustrates the current corporate structure of our key operating entities:

Alset EHome International Inc. (DE)
100%
Hengfai International Pte. Ltd. (Singapore)
100%
Global eHealth Limited (Hong Kong)
100%
LiquidValue Development Pte. Ltd. (Singapore)
41.33%
American Pacific Bancorp Inc. (TX)
100%
True Partner International Limited (HK)
100%
Hengfai Business Development Pte. Ltd. (Singapore)
15.9%
Holista CollTech Limited (Australia)
4.33%
11.2%
True Partner Capital Holding Limited (Cayman Islands)
75.1%
Alset International Limited (Singapore)
0.09%
100%
Global BioMedical Pte. Ltd. (Singapore)
100%
BMI Capital Partners International Limited (Hong Kong)
99.69%
GigWorld Inc. (DE)
18%
100%
LiquidValue Asset Management Pte. Ltd. (Singapore)
99.99%
LiquidValue Development Inc. (NV)
15.24%
9.67%
Document Security Systems, Inc. (NY)
0.02%
Indirect
Direct

Selected Risks Associated with Our Business

Our business and prospects may be limited by a number of risks and uncertainties that we currently face, including the following:

●	We operate in the intensely competitive property development, financial services digital transformation technology and biohealth markets against a number of large, well-known companies in each of those markets.

●	We and our majority-owned and/or controlled operating subsidiaries have a limited operating history and we cannot ensure the long-term successful operation of all of our businesses.

●	We had net losses of $8,074,484 and $92,771,369 for the quarter and nine months ended September 30, 2021, respectively, and $4,398,435 and $8,053,428 for the years ended December 31, 2020 and 2019, respectively. There can be no assurance we will have net income in future periods.

●	We are a holding company and derive all of our operating income from, and hold substantially all of our assets through, our U.S. and foreign company ownership interests. The effect of this structure is that we will depend on the earnings of our subsidiaries, and the payment or other distributions to us of these earnings, to meet our obligations and make capital expenditures.

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●	There is no assurance that we will be able to identify appropriate acquisition targets, successfully acquire identified targets or successfully develop and integrate the businesses to realize their full benefits.

●	Our business depends on the availability to us of Chan Heng Fai, our founder, Chairman and Chief Executive Officer, who has developed and implemented our business philosophy and who would be extremely difficult to replace, and our business would be materially and adversely affected if his services were to become unavailable to us.

●	We are vulnerable to adverse changes in the economic environment in the United States, Singapore, Hong Kong, Australia and South Korea, particularly with respect to increases in wages for professionals, fluctuation in the value of foreign currencies and governmental trade policies between nations.

In addition, we face other risks and uncertainties that may materially affect our business prospects, financial condition and results of operations. You should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our common stock.

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.07 billion in revenue during our last completed fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements, and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements; and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

3

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or CEO pay ratio disclosure, and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, or such earlier time that we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Further, under current SEC rules, we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter.

Corporate Information

The Company was incorporated in the State of Delaware on March 7, 2018 as HF Enterprises Inc. Effective as of February 5, 2021, the Company changed its name from “HF Enterprises Inc.” to “Alset EHome International Inc.” The Company effected such name change pursuant to a merger entered into with a wholly owned subsidiary, Alset EHome International Inc. The Company is the surviving entity following this merger and has adopted the name of its former subsidiary. In connection with our name change, our trading symbol on the Nasdaq Stock Market was changed from “HFEN” to “AEI.”

Our principal executive offices are located at 4800 Montgomery Lane, Suite 210, Bethesda, Maryland 20814, telephone (301) 971-3940. We also maintain offices in Singapore, Magnolia, Texas, South Korea and Hong Kong. We maintain a corporate website at www.alsetehomeintl.com. Information on our website, and any downloadable files found there, are not part of this prospectus and should not be relied upon with respect to this offering.

Any information that we consider to be material to an evaluation of our company will be included in filings on the SEC website, http://www.sec.gov, and may also be disseminated using our investor relations website, www.alsetehomeintl.com, and press releases.

Available Information

We make available, free of charge on our corporate website at www.alsetehomeintl.com, copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements, and all amendments to these reports, as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission, or the SEC, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act. We also show detail about stock trading by corporate insiders by providing access to SEC Forms 3, 4 and 5. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov.

4

THE OFFERING

Common stock offered by us	18,923,334 shares of common stock and Pre-funded Warrants to purchase up to 31,076,666 shares of common stock. The Pre-funded Warrants will have an exercise price of $0.001 per share, will be exercisable immediately and may be exercised at any time until all of the Pre-funded Warrants are exercised in full. We are also offering the shares of common stock issuable upon exercise of the Pre-funded Warrants.

Common stock outstanding prior to this offering (as of December 3, 2021)	45,721,779 shares

Overallotment option	We have granted the underwriters a 45-day option to purchase 7,500,000 additional shares of common stock, representing up to 15% of the shares of common stock and the shares underlying the Pre-funded Warrants sold in the offering.

Common stock to be outstanding immediately after this offering	95,721,779 shares (or 103,221,779 shares, if the underwriters exercise their over-allotment option in full), assuming all of the Pre-funded Warrants issued in this offering are exercised.

5

Use of proceeds	We expect that the net proceeds from our sale of securities in this offering will be approximately $27.3 million (or approximately $31.4 million if the underwriters exercise their over-allotment option in full), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering (i) to fund possible acquisitions of new companies and additional properties, (ii) to fund the further development of properties, including services and infrastructure; (iii) to develop rental opportunities at properties; (iv) to exercise warrants of our subsidiaries to accomplish the items in (i) – (iii) and (v) for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	See “Risk Factors” below and the other information included or incorporated by reference in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our securities.

Indication of Interest	Mr. Chan Heng Fai, our Chairman and Chief Executive Officer, has agreed to purchase approximately $4.4 million of shares of our common stock to be sold in this offering at the public offering price and on the same terms as the other shares being offered.

Nasdaq symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “AEI.”

The number of shares of common stock to be outstanding is based on shares of common stock outstanding at December 3, 2021, and excludes the following, as of that date:

●	9,133,068 shares of common stock issuable upon exercise of warrants outstanding at a weighted-average exercise price of $5.58 per share.

Unless otherwise indicated, all information in this prospectus reflects or assumes no exercise by the underwriters of their option to purchase up to 7,500,000 additional shares of common stock in this offering.

6

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

●	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on April 14, 2021;

●	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 24, 2021, for the quarter ended June 30, 2021, filed with the SEC on August 16, 2021; and for the quarter ended September 30, 2021, filed with the SEC on November 15, 2021;

●	our Current Reports on Form 8-K filed with the SEC on January 7, 2021, January 12, 2021, January 15, 2021, February 4, 2021, February 11, 2021, February 12, 2021, March 5, 2021; March 18, 2021, May 3, 2021, May 4, 2021, May 7, 2021, May 12, 2021, May 14, 2021, May 20, 2021, June 17, 2021, June 23, 2021, July 6, 2021, July 30, 2021, August 20, 2021, September 10, 2021, November 5, 2021 and November 5, 2021;

●	our Definitive Proxy Statement filed on Schedule 14A, field with the SEC on November 3, 2021; and

●	the description of our common stock, which is contained in the Registration Statement on Form 8-A, as filed with the SEC on November 23, 2020, as updated by the description of our common stock contained in Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on April 14, 2021.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) prior to effectiveness of this registration statement, and (ii) after the effective date of this registration statement and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.”

Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Alset EHome International Inc., Attention: Michael Gershon, Chief Legal Officer.

You also may access these filings on our website at www.alsetehomeintl.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).

7

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors set forth below and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, which are incorporated by reference in this prospectus. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties that we are unaware of or that we believe are not material at the time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our common stock could decline, and you could lose all or part of your investment. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways with which you may not agree. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested or otherwise used in a way that does not yield a favorable, or any, return for our company. See the section entitled “Use of Proceeds” in this prospectus for a more detailed discussion of our expected use of the net proceeds from this offering.

There is no established public trading market for the Pre-funded Warrants being offered in this offering, and we do not expect a market to develop for the Pre-funded Warrants.

There is no established public trading market for the Pre-funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Pre-funded Warrants will be limited. Further, the existence of the Pre-funded Warrants may act to reduce both the trading volume and the trading price of our common stock.

The Pre-funded Warrants are speculative in nature.

Except as otherwise provided in the Pre-funded Warrants, until holders of Pre-Funded Warrants acquire our common stock upon exercise of the Pre-funded Warrants, holders of Pre-funded Warrants will have no rights with respect to our common stock underlying such Pre-funded Warrants. Upon exercise of the Pre-funded Warrants, the holders will be entitled to exercise the rights of a stockholder of our common stock only as to matters for which the record date occurs after the exercise date.

Moreover, following this offering, the market value of the Pre-funded Warrants is uncertain. There can be no assurance that the market price of our common stock will ever equal or exceed the price of the Pre-Funded Warrants, and, consequently, whether it will ever be profitable for investors to exercise their Pre-funded Warrants.

8

Our outstanding warrants, and the availability for resale of certain of the underlying shares, may adversely affect the trading price of our common stock.

As of December 3, 2021, there were outstanding:

●	9,133,068 shares of common stock issuable upon exercise of warrants outstanding at a weighted-average exercise price of $5.58 per share.

Our outstanding options and warrants could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, since the holders thereof may exercise or convert them at a time when we may be able to obtain additional capital through a new offering of securities on terms more favorable to us than the terms of outstanding securities. For the life of the options and warrants, the holders have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership. The issuance of shares upon the exercise of outstanding options and warrants would also dilute the ownership interests of our existing stockholders.

You may experience future dilution as a result of future equity offerings.

To the extent that we raise additional funds through the sale of equity or convertible debt securities, the issuance of such securities will result in dilution to our stockholders. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Future sales, or the perception of future sales, of a substantial amount of our shares of common stock could depress the trading price of our common stock.

If we or our stockholders sell substantial amounts of our shares of common stock in the public market or if the market perceives that these sales could occur, the market price of shares of our common stock could decline. These sales may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate, or to use equity as consideration for future acquisitions.

As of December 3, 2021, the aggregate number of shares of capital stock that the Company is authorized to issue is 275,000,000, of which 250,000,000 shares are common stock having a par value of $0.001 per share and 25,000,000 shares are preferred stock having a par value of $0.001 per share. As of December 3, 2021, we have 45,721,779 shares of common stock and 0 shares of preferred stock outstanding. Of these outstanding common shares, 28,005,813 shares are freely tradable.

Concentration of ownership of our common stock by our principal stockholder will limit new investors from influencing significant corporate decisions.

As of December 3, 2021, our Chief Executive Officer, Chan Heng Fai has the power to vote approximately 39.8% of our outstanding shares of common stock. As a result, he will be able to exercise a significant level of control over all matters requiring stockholder approval, such as (i) making amendments to our certificate of incorporation and bylaws, (ii) whether to issue additional shares of common stock and preferred stock, including to himself, (iii) employment decisions, including compensation arrangements, (iv) whether to enter into material transactions with related parties, (v) election and removal of directors and (vi) any merger or other significant corporate transactions. The interests of Chan Heng Fai may not coincide with our interests or the interests of other stockholders.

An increase in our net asset value or market capitalization following this Offering could result in bonus payments to our Chief Executive Officer, Chan Heng Fai.

On February 8, 2021, we entered into an Executive Employment Agreement (the “Employment Agreement”) with our Chief Executive Officer, Chan Heng Fai. Under the Employment Agreement, Mr. Chan’s compensation will include a fixed salary of $1 per month and two bonus payments each year consisting of: (i) one payment equal to Five Percent (5%) of the growth in market capitalization the Company experiences in any year; and (ii) one payment equal to Five Percent (5%) of the growth in net asset value the Company experiences in any year. To the extent this Offering contributes to an increase in our market capitalization and/or net asset value at December 31, 2021 as compared to December 31, 2020, we would be obligated to pay such bonus in cash or stock, at Mr. Chan’s election.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any free writing prospectus that we have authorized for use in connection with this offering, including the documents that we incorporate by reference, contain forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business, operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about our future financial performance, including our revenue, costs of revenue, operating expenses and profitability;

●	statements about our future financial performance, including our revenue, costs of revenue, operating expenses and profitability;

●	the sufficiency of our cash and cash equivalents to meet our liquidity needs;

●	our predictions about the property development, financial services, digital transformation technology and biohealth businesses and their respective market trends;

●	our ability to attract and retain customers in all our business segments to purchase our products and services;

●	the availability of financing for smaller publicly-traded companies like us;

●	our ability to successfully expand in our principal business markets and into new markets and industry verticals;

●	our ability to effectively manage our growth and future expenses; and

●	our ability to respond to the potential risks resulting from the spread of the COVID-19 pandemic, and its potential impact on our operations.

We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. These forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and management’s beliefs and assumptions and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. We assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward- looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and any free writing prospectus that we have authorized for use in connection with this offering with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $27.3 million from the sale of the shares of common stock and Pre-funded Warrants offered in this offering, or approximately $31.4 million if the underwriters exercise their over-allotment option in full, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds (i) to fund possible acquisitions of new companies and additional properties, (ii) to fund the further development of properties, including services and infrastructure; (iii) to develop rental opportunities at properties; (iv) to exercise warrants of our subsidiaries to accomplish the items in (i) – (iii) and (v) for working capital and general corporate purposes.

A significant portion of the net proceeds of this offering may be used to fund possible acquisitions of new companies in the markets in which we operate, or may operate in the future, and to acquire additional real estate development properties. We intend to acquire all or substantially all of an acquisition target’s voting stock and only in limited cases acquire less than 51% of the voting stock. We have no such acquisition agreements or commitments in place at this time.

Working capital and general corporate purposes may include amounts required to pay officers’ salaries, professional fees, ongoing public reporting costs, office-related expenses and other corporate expenses, including interest and overhead. Working capital may also include funds used for our sales and marketing and/or product enhancement efforts.

The expected use of net proceeds from this offering represents our intention based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. Pending their use, we intend to invest the net proceeds of this offering in a variety of capital-preservation investments, including short- and intermediate-term, interest-bearing, investment-grade securities.

PRINCIPAL STOCKHOLDERS

The following table and accompanying footnotes set forth certain information with respect to the beneficial ownership of our common stock as of December 3, 2021, referred to in the table below as the “Beneficial Ownership Date,” by:

●	each person who is known to be the beneficial owner of 5% or more of the outstanding shares of our common stock;

●	each member of our board of directors, director nominees and each of our named executive officers individually; and

●	all of our directors, director nominees and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to stock options or warrants held by that person that are currently exercisable or exercisable within 60 days of the Beneficial Ownership Date and shares of restricted stock subject to vesting until the occurrence of certain events, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person (however, neither the stockholder nor the directors and officers listed below own any stock options or warrants to purchase shares of our common stock at the present time). The percentages of beneficial ownership are based on 45,721,779 shares of common stock outstanding as of the Beneficial Ownership Date.

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name and Address (1)	Number of Common Shares Beneficially Owned	Percentage of Outstanding Common Shares
Chan Heng Fai (2)	18,194,314	39.8%
Chan Tung Moe	-	0.00%
Lui Wai Leung Alan	-	0.00%
Rongguo Wei	-	0.00%
Ang Hay Kim Aileen	-	0.00%
Wong Tat Keung	-	0.00%
Wong Shui Yeung	-	0.00%
William Wu	-	0.00%
Charles MacKenzie	-	0.00%
All Directors and Officers (9 individuals)	18,194,314	39.8%

(1) Except as otherwise indicated, the address of each of the persons in this table is c/o Alset EHome International Inc., 4800 Montgomery Lane, Suite 210, Bethesda, Maryland 20814.

(2) Represents 11,814,314 shares of common stock owned directly by Chan Heng Fai and 6,380,000 shares of common stock owned of record by HFE Holdings Limited, of which Chan Heng Fai has sole voting and investment power with respect to such shares.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of September 30, 2021:

●	on an actual basis; and

●	on an as adjusted basis to give effect to the sale by us of shares of our common stock (assuming no exercise of the Pre-funded Warrants) in this offering at an assumed public offering price of $ per share, which was the closing price of our common stock on the Nasdaq Capital Market on 2021, after deducting underwriting discounts and estimated offering expenses payable by us (assuming no exercise of the underwriter’s over-allotment option).

The pro forma as adjusted information in the balance sheet data below is illustrative only. You should read this table together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, each of which is incorporated by reference into this prospectus.

	As of September 30, 2021
	Actual	As Adjusted
	(Unaudited)	(Unaudited)
Cash and restricted cash	$72,941,133	$100,193,940
Debt, net of debt discount	5,597,871	5,597,871
Stockholders’ equity:
Preferred stock, $0.001 par value	-	-
Common stock, $0.001 par value	45,722	64,645
Additional paid-in capital	266,633,480	293,867,364
Accumulated deficit	(124,909,747)	(124,909,747)
Accumulated Other Comprehensive Income	(1,002,212)	(1,002,212)
Alset EHome International stockholders’ equity	140,767,243	168,020,050
Non-controlling interests	25,139,975	25,139,975
Total stockholders’ equity	$165,907,218	$193,160,025
Total capitalization*	$165,907,218	$193,160,025

* Total capitalization = Long-term debt + Total stockholders’ equity

The number of shares of common stock in the table above is based on 45,721,779 shares outstanding as of September 30, 2021 and excludes:

●	9,133,068 shares of common stock issuable upon exercise of warrants outstanding at a weighted-average exercise price of $5.58 per share.

Unless otherwise indicated, all information in this prospectus reflects or assumes no exercise by the underwriters of their option to purchase up to 7,500,000 additional shares of common stock in this offering.

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DESCRIPTION OF OUR SECURITIES

The following description summarizes important terms of our common stock. For a complete description, you should refer to our certificate of incorporation and bylaws, forms of which are incorporated by reference to the exhibits to the registration statement of which this prospectus is a part, as well as the relevant portions of the Delaware law. References to our certificate of incorporation and bylaws are to our certificate of incorporation and our bylaws, respectively, each of which will become effective upon completion of this offering.

General

Our authorized capital stock consists of 250,000,000 shares of common stock with a $0.001 par value per share, and 25,000,000 shares of preferred stock with a $0.001 par value per share, all of which shares of preferred stock will be undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of December 3, 2021, there were 45,721,779 shares of common stock issued and outstanding, and 0 shares of preferred stock were issued or outstanding.

Common Stock

Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and any preferential rights of any outstanding preferred stock.

Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Pre-funded Warrants

The term “pre-funded” refers to the fact that the purchase price of our common stock in this offering includes almost the entire exercise price that will be paid under the Pre-funded Warrants, except for a nominal remaining exercise price of $0.001. The purpose of the Pre-funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to make an investment in the Company without triggering their ownership restrictions, by receiving Pre-funded Warrants in lieu of our common stock which would result in such ownership of more than 4.99% (or 9.99%), and receive the ability to exercise their option to purchase the shares underlying the Pre-funded Warrants at such nominal price at a later date.

Exercise of Warrants. Each Pre-funded Warrant is exercisable for one share of our common stock, with an exercise price equal to $0.001 per share, at any time that the Pre-funded Warrant is outstanding. There is no expiration date for the Pre-funded Warrants. The holder of a Pre-funded Warrant will not be deemed a holder of our underlying common stock until the Pre-funded Warrant is exercised.

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Subject to limited exceptions, a holder of Pre-funded Warrants will not have the right to exercise any portion of its Pre-funded Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the Pre-funded Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The Pre-funded Warrant holders must pay the exercise price in cash upon exercise of the Pre-funded Warrants, unless such Pre-funded Warrant holders are utilizing the cashless exercise provision of the Pre-funded Warrants.

Upon the holder’s exercise of a Pre-funded Warrant, we will issue the shares of common stock issuable upon exercise of the Pre-funded Warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any Pre-funded Warrants to purchase common stock, holders of the Pre-funded Warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Pre-funded Warrants may be exercised only if the issuance of the shares of common stock is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the Pre-funded Warrants are exercised. The Pre-funded Warrant holders may pay the exercise price in cash upon exercise of the Pre-funded Warrants or, at the option of the holders, the Pre-funded Warrants may be exercised via a “cashless” exercise provision.

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the Pre-funded Warrants will be entitled to receive upon exercise of such Pre-funded Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised their Pre-funded Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Pre-funded Warrants.

Exchange Listing. We do not intend to apply for listing of the Pre-funded Warrants on any securities exchange or other trading system.

Book-Entry Form

The Pre-funded Warrants will be registered securities and will be evidenced by a global certificate, which will be deposited on behalf of the Company with a custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC. If DTC subsequently ceases to make its book-entry settlement system available for the Pre-funded Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that any Pre-funded Warrants are not eligible for, or it is no longer necessary to have the Pre-funded Warrants available in, book-entry form, then the Company may instruct the Warrant Agent to provide written instructions to DTC to deliver to the Warrant Agent for cancellation the global certificate, and the Company will instruct the Warrant Agent to deliver to DTC separate Warrant certificates as requested through the DTC system.

Prior to due presentment for registration of transfer of any Pre-funded Warrants, the Company and the Warrant Agent may deem and treat the person in whose name that Pre-funded Warrants will be registered on the Warrant register (the “holder”) as the absolute owner of such Pre-funded Warrants for purposes of any exercise thereof, and for all other purposes, and neither the Company nor the Pre-funded Warrants Agent will be affected by any notice to the contrary. Notwithstanding the foregoing, nothing herein will prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by DTC governing the exercise of the rights of a holder of a beneficial interest in any Pre-funded Warrants. The rights of beneficial owners in a Pre-funded Warrants evidenced by the global certificate will be exercised by the holder or a participant through the DTC system, except to the extent set forth herein or in the global certificate.

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A holder whose interest in a global warrant is a beneficial interest in a global warrant held in book-entry form through DTC (or another established clearing corporation performing similar functions), will effect exercises by delivering to DTC (or such other clearing corporation, as applicable) the appropriate instruction form for exercise, complying with the procedures to effect exercise that are required by DTC (or such other clearing corporation, as applicable).

Beneficial Ownership Exercise Limitation

Each holder of the Pre-funded Warrants will be subject to a requirement that they will not have the right to exercise the Warrants to the extent that, after giving effect to such exercise, such holder (together with its affiliates) would beneficially own in excess of 4.99% (subject to increase at the option of the holder to 9.99% upon 61 days’ prior written notice) of the shares of our common stock outstanding immediately after giving effect to such exercise .

Warrant Agent

The Pre-funded Warrants will be issued in registered form under separate pre-funded warrant agent agreements (each a “Pre-funded Warrant Agent Agreement”) between us and our warrant agent, Direct Transfer, LLC (the “Warrant Agent”). The material provisions of the Pre-funded Warrants are set forth herein, and a copy of each of the Pre-funded Warrant Agent Agreements are filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part.

Effect of Certain Provisions of our Charter and Bylaws and the Delaware Anti-Takeover Statute

Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

No cumulative voting

The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation and bylaws prohibit cumulative voting in the election of directors.

Undesignated preferred stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Calling of special meetings of stockholders

Our charter documents provide that a special meeting of stockholders may be called only by resolution adopted by our board of directors, chairman of the board of directors or Chief Executive Officer, Mr. Chan Heng Fai, or upon the written request of stockholders owning at least 33.3% of the outstanding common stock. Stockholders owning less than such required amount may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for advance notification of stockholder nominations and proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

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Section 203 of the Delaware General Corporation Law

Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

●	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

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Choice of Forum

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by our directors, officers or other employees to us or to our stockholders, (iii) any action asserting a claim against us or any director, officer or other employee arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants; provided that these provisions of our certificate of incorporation will not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Our certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless we consent in writing to the selection of an alternative forum.

Limitations of Liability and Indemnification

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by us or in our right in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on our behalf in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants us the power to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

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Our Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of our company shall not be personally liable to our company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Our bylaws provide that each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of our company or is or was serving at the request of our company as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as such director, officer, employee, or agent, or in any other capacity while serving as such director, officer, employee, or agent, shall be indemnified and held harmless by our company to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, other expenses and losses, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of his or her heirs, executors, and administrators.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Exchange Listing

Our common stock is listed for trading on the Nasdaq Capital Market under the symbol “AEI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Direct Transfer, LLC, Raleigh, North Carolina.

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UNDERWRITING

Aegis Capital Corp. (“Aegis) is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated December 5, 2021, with Aegis. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters named below and the underwriters named below have agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the following number of shares of our common stock and Pre-funded Warrants:

Underwriter	Number of Shares	Number Of Pre-funded Warrants
Aegis Capital Corp.	18,923,334	31,076,666
	18,923,334	31,076,666

The underwriters are committed to purchase all the shares of common stock and the Pre-funded Warrants offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the common stock and the Pre-funded Warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the common stock and the Pre-funded Warrants offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the common stock and/or the Pre-funded Warrants to other securities dealers at such price less a concession of $0.021  per share or Pre-funded Warrant. After the initial offering, the public offering price and concession to dealers may be changed.

Mr. Chan Heng Fai, our Chairman and Chief Executive Officer, has agreed to purchase approximately $4.4 million of shares of our common stock to be sold in this offering at the public offering price and on the same terms as the other shares being offered.

Discount

The following table shows the public offering price, underwriting discount, non-accountable underwriters’ expense allowance and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

			Total
	Per Share	Per Pre-funded Warrant	Without Over- Allotment	With Over- Allotment
Public offering price	$0.60	$0.599	$29,968,923	$34,468,923
Underwriting discount (7.0%)	$0.042	$0.042	$2,100,000	$2,415,000
Non-accountable expense allowance (1%)	$0.006	$0.006	$300,000	$345,000
Proceeds, before expenses, to us	$0.552	$0.551	$27,568,923	$31,708,923

Expenses

We have agreed to pay the underwriter a non-accountable expense allowance equal to 1% of the gross proceeds of the Offering. We have also agreed to pay all expenses relating to the offering, including, without limitation(a) all filing fees and expenses relating to the registration of the shares to be sold in the offering (including shares sold upon exercise of the underwriters’ over-allotment option) with the Commission; (b) all FINRA Public Offering filing fees; (c) all fees and expenses relating to the listing of the Company’s equity or equity-linked securities on an Exchange; (d) all fees, expenses and disbursements relating to the registration or qualification of the Securities under the “blue sky” securities laws of such states and other jurisdictions as underwriters may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Company’s “blue sky” counsel, which will be underwriter’s counsel); (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the shares under the securities laws of such foreign jurisdictions as underwriters may reasonably designate; (f) the costs of all mailing and printing of the offering documents; (g) transfer and/or stamp taxes, if any, payable upon the transfer of shares from the Company to underwriters; and (h) the fees and expenses of the Company’s accountants; and (i) $100,000 for fees and expenses including “road show”, diligence, and reasonable legal fees and disbursements for Aegis’s counsel.

We estimate that the total expenses of the offering, excluding underwriting discount and non-accountable expense allowance, will be approximately $316,116.

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Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the closing of this Offering, permits the underwriters to purchase additional shares of common stock, representing 15% of the common stock and common stock underlying the Pre-funded Warrant sold in the Offering, solely for the purpose of covering over-allotments. If the underwriters exercise all or part of this option, they will purchase shares of common stock covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount.

Company Standstill

We have agreed, for a period of two hundred and seventy (270) days after the closing date of this offering, that we will not, without the prior written consent of Aegis (a) offer, sell, issue, or otherwise transfer or dispose of, directly or indirectly, any equity of the Company or any securities convertible into exercisable or exchangeable for equity of the company; (b) file or cause to be filed any registration statement with the SEC relating to the offering of any equity of the Company or any securities convertible into or exercisable or exchangeable for equity of the Company, or (c) enter into any agreement or announce the intention to effect any of the actions described in subsections (a) or (b) hereof (all of such matters, the “Standstill”). So long as no securities shall be saleable in the public market, the foregoing restrictions will not apply with respect to (i) the adoption of an equity incentive plan and the grant of awards or equity pursuant to any equity incentive plan and the filing of a registration statement on Form S-8; (ii) the issuance of equity securities in connection with an acquisition or strategic relationship, which may include the sale of equity securities, (iii) the issuance of securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or securities exercisable or exchangeable for or convertible into shares of common stock issued and outstanding on the date of the Underwriting Agreement; and (iv) the issuance of securities to affiliates and subsidiaries of the Company.

Tail Financing

Aegis will be entitled to fees in the amounts specified above with respect to any public or private offering or other financing or capital raising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is provided to the Company by funds whom Aegis had contacted during the period beginning on November 8, 2021, and ending two months thereafter or upon the completion of or termination of the Offering, whichever is sooner (the “Engagement Period”), or introduced to the Company during the Engagement Period, if such Tail Financing is consummated at any time within the six month period following the Engagement Period.

Stabilization

In accordance with Regulation M under the Exchange Act, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including short sales and purchases to cover positions created by short positions, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making.

●	Short positions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

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●	Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specific maximum price.

●	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. If the underwriters sell more shares than could be covered by the underwriters’ option to purchase additional shares, thereby creating a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

●	In passive market making, market makers in our common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchase shares of our common stock until the time, if any, at which a stabilizing bid is made.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on Nasdaq or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the Representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Offering Price Determination

The public offering price was negotiated between the representative and us. In determining the public offering price of our common stock, the representative considered:

●	the history and prospects for the industry in which we compete;

●	our financial information;

●	the ability of our management and our business potential and earning prospects;

●	the prevailing securities markets at the time of this offering; and

●	the recent market prices of, and the demand for, publicly traded shares of generally comparable companies, as well as the recent market price of our Company’s common stock.

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Indemnification

We have agreed to indemnify Aegis, its affiliates and each person controlling Aegis against any losses, claims, damages, judgments, assessments, costs, and other liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of the offering, undertaken in good faith.

Discretionary Accounts

The underwriters have informed us that they do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the shares of our common stock being offered in this offering.

Other Relationships

Aegis may in the future provide us and our affiliates with investment banking and financial advisory services for which Aegis may in the future receive customary fees. Aegis may release, or authorize us to release, as the case may be, the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In connection with our initial public offering, on November 23, 2020, we entered into an underwriting agreement with Aegis pursuant to which Aegis received an aggregate of $1,360,800 in underwriting discounts and non-accountable expenses. In addition, we issued Aegis warrants to purchase 108,000 shares of our common stock at an exercise price of $9.80 per share.

On May 10, 2021, we entered into an underwriting agreement with Aegis pursuant to which Aegis received an aggregate of $2,480,000 in underwriting discounts and non-accountable expenses. On June 17, 2021, Aegis received approximately $317,626 in underwriting discounts and non-accountable expenses in connection with exercise of the overallotment option.

On July 27, 2021, we entered into an underwriting agreement with Aegis pursuant to which Aegis received an aggregate of $2,720,000 in underwriting discounts and non-accountable expenses. On September 9, 2021, Aegis received approximately $408,000 in underwriting discounts and non-accountable expenses in connection with exercise of the overallotment option.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who come into possession of this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in the offering. The Representative may allocate a number of shares to the underwriters and selling group members, if any, for sale to their online brokerage account holders. Any such allocations for online distributions will be made by the representative on the same basis as other allocations.

Listing

Our common stock listed on the Nasdaq Capital Market under the symbol “AEI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Direct Transfer, LLC, Raleigh, North Carolina.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our certificate of incorporation contains provisions relating to the indemnification of director and officers and our bylaws extend such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

Sichenzia Ross Ference LLP, New York, New York, as our counsel, will pass upon the validity of the issuance of the shares of our common stock being offered by this prospectus. The firm owns 10,000 shares of our common stock. Kaufman & Canoles, P.C., Richmond, Virginia, is acting as counsel for the underwriter in connection with this offering.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2020 incorporated by reference in this registration statement have been so included in reliance on the report of Briggs & Veselka Co., an independent registered public accounting firm, appearing elsewhere herein and in this registration statement, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of the Company as of December 31, 2019 incorporated by reference in this registration statement have been so included in reliance on the report of Rosenberg Rich Baker Berman, P.A., an independent registered public accounting firm, appearing elsewhere herein and in this registration statement, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of American Pacific Bancorp, Inc. as of December 31, 2020 incorporated by reference in this registration statement have been so included in reliance on the report of Lo and Kwong C.P.A. & Co, an independent registered public accounting firm, appearing elsewhere herein and in this registration statement, given on the authority of said firm as experts in auditing and accounting.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments to the registration statement) under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of our common stock to be sold in this offering, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other documents to which we make reference are not necessarily complete. In each instance, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file annual, quarterly and current reports, and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC’s offices upon payment of fees prescribed by the SEC. The SEC maintains an internet site that contains periodic and current reports, information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We will provide a copy of our annual report to stockholders, including our audited consolidated financial statements, at no charge upon written request sent to Alset EHome International Inc., 4800 Montgomery Lane, Suite 210, Bethesda, Maryland 20814. Our corporate website is located at www.alsetehomeintl.com. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.

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18,923,334 Shares

of

Common Stock

and

31,076,666 Pre-funded Warrants

PROSPECTUS

December 5, 2021

Aegis Capital Corp.

Until December 30, 2021 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.